SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2007

WORLDSPACE, INC.

(Exact Name of Registrant as Specified in Charter)

STATE OF DELAWARE	000-51466	52-1732881
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8515 Georgia Avenue, Silver Spring, MD	20910
(Address of Principal Executive Offices)	(Zip Code)

(301) 960-1200

(Registrant’s telephone number, including area code)

(Former Name or Former address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On April 13, 2007, WorldSpace, Inc. (the “Company”) entered into an agreement with the holders (the “Investors”) of its existing 5% convertible notes due December 30, 2014 (the “existing notes”) to redeem certain of the existing notes for cash and refinance the terms of the remaining notes. The Company will redeem $50 million principal amount of the existing notes for cash. The Company will exchange the remaining $105 million principal amount of the existing notes for the following: (a) senior secured notes in the aggregate principal amount of $45 million, (b) amended and restated convertible notes in the aggregate principal amount of $60 million (the “amended and restated convertible notes”), and (c) warrants to acquire an aggregate amount of 2,647,059 shares of Class A Common Stock of the Company (the “warrants”). Concurrently with the closing of the transaction, the Company will pay any accrued and unpaid interest on the existing notes in cash.

The aggregate amounts of the senior secured notes, the amended and restated convertible notes and the warrants will be allocated among the Investors on a pro rata basis in accordance with their percentage ownership interest of the existing notes.

The closing of the transaction is subject to execution of definitive documentation and other conditions. The Company and the Investors have agreed to negotiate in good faith and use their reasonable best efforts to finalize the documentation required for the transaction and to close the transaction not later than April 27, 2007. The Company and the Investors may terminate the agreement prior to the closing of the transaction as follows: (a) by mutual written consent, or (b) any party not in breach of its obligations under the agreement may terminate the agreement by written notice to the other parties if the transaction has not occurred on or before May 31, 2007. The parties have agreed to act in good faith to close by April 27, 2007 but in any event by May 31, 2007.

The senior secured notes would bear interest at LIBOR plus 6.5%, payable quarterly. They would be repayable $27.5 million on the first anniversary of issuance and $17.5 million on the third anniversary of issuance. The Company would be required to repay the senior secured notes from new equity or debt financing, certain excess cash flow or the cash proceeds of asset sales and casualty events, subject to customary exceptions. The Company would have the option to redeem the senior secured notes at any time, subject to a 102% redemption premium if the redemption occurs within the first year after issuance and a 101% redemption premium if the redemption occurs during the second year after issuance. The senior secured notes would be secured by a first priority security interest in the assets of the Company and its subsidiaries and guaranteed by the subsidiaries.

The amended and restated convertible notes would bear interest at 8.0%, payable quarterly. They would be convertible into shares of Class A Common Stock at a conversion price of $4.25 per share, subject to customary anti-dilution adjustments. The notes would have a three year term. The Company would have the option of redeeming the notes at 100% of the principal amount, plus any accrued and unpaid interest, beginning two years after issuance, provided the market price of the Class A Common Stock is at least 200% of the then applicable conversion price for 10 consecutive days prior to the redemption. The amended and restated convertible notes would be secured by a second priority security interest in the assets of the Company and its subsidiaries and guaranteed by the subsidiaries.

The warrants would grant the holders the right to acquire an aggregate of 2,647,059 shares of Class A Common Stock at $4.25 per share, subject to customary anti-dilution adjustments.

Under the terms of the senior secured notes and the amended and restated convertible notes, the Company is permitted to incur secured indebtedness of up to $105 million (less any amounts outstanding under the senior secured notes) of senior secured first priority indebtedness and up to $100 million (less any amounts outstanding under the amended and restated convertible notes) of senior secured second priority indebtedness which is pari passu with the amended and restated convertible notes. The Company may borrow unlimited unsecured debt, as long as such debt has a maturity date that is at least 91 days after the maturity date of the amended and restated convertible notes. The Company is not permitted to make any mandatory or optional prepayment on debt (other than permitted first priority secured debt) while the amended and restated convertible notes are outstanding.

In accordance with applicable rules of The Nasdaq Global Market, the amended and restated convertible notes and the warrants would contain a cap on the exercise of conversion or exercise rights, such that no more than an aggregate of 19.9% of the Company’s outstanding shares could be issued pursuant to conversions of the amended and restated convertible notes or exercises of the warrants until the stockholder approval required by The Nasdaq Global Market had been obtained. The Company has agreed to solicit the requisite stockholder approval for the issuance of the shares pursuant to the amended and restated convertible notes and the warrants at its next annual or special meeting of stockholders and, in any event, by June 30, 2007. Noah Samara, the Chairman and Chief Executive Officer of the Company, who holds a majority of the Company’s Class A Common Stock, has agreed to vote his shares in favor of the issuance of shares pursuant to the amended and restated convertible notes and the warrants.

Attached hereto as Exhibits 99.1 and 99.2 are the press release issued by the Company on April 13, 2007 and the agreement.

Item 9.01	Financial Statements and Exhibits

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	The following exhibit is filed as part of this report:

Exhibit 99.1	Press Release of WorldSpace, Inc., dated April 13, 2007

Exhibit 99.2	Agreement, dated April 13, 2007, among WorldSpace, Inc. and the Investors listed therein

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2007

WORLDSPACE, INC.
(Registrant)

By:	/s/ Donald J. Frickel
Name:	Donald J. Frickel
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Number	Exhibit
99.1	Press Release of WorldSpace, Inc., dated April 13, 2007

99.2	Agreement, dated April 13, 2007, among WorldSpace, Inc. and the Investors listed therein